EXHIBIT 16

                        CALCULATIONS OF PERFORMANCE DATA

     Average Annual Total Return for the period ended March 31, 1998

     P(1+T)^n = ERV

One Year:

                   Minnesota Tax-Free  Tax-Free    U.S. Government Money Market
      Bond Fund    Income Fund         Income Fund Securities Fund Fund
P =     1,000        1,000             1,000       1,000           1,000
n =     1.00000      1.00000           1.00000     1.00000         1.00000
ERV =   1,112.180    1,090.740         1,106.882   1,097.008       1.052.852
T =     11.217971%   9.074048%         10.688232%  9.700755%       5.285162%

Five Years:

                   Minnesota Tax-Free  Tax-Free    U.S. Government  Money Market
      Bond Fund    Income Fund         Income Fund Securities Fund  Fund
P =     n/a          n/a               1,000       1,000            n/a
n =     n/a          n/a               5.00000     5.00000          n/a
ERV =   n/a          n/a               1,418.416   1,365.078        n/a
T       n/a          n/a               7.240965%   6.422018%        n/a
      (not in        (not in                                        (not in
      operation      operation                                      operation
      during         during                                         during
      period)        period)                                        period)

Since Inception:

                   Minnesota Tax-Free  Tax-Free    U.S. Government Money Market
      Bond Fund    Income Fund         Income Fund Securities Fund Fund
P =     1,000        1,000             1,000       1,000           1,000
n =     4.33151      4.33151           9.50685     10.83562        4.41370
ERV =   1,335.551    1,326.179         2,039.838   2,352.911       1,233.223
T =     6.908141%    6.734474%         7.786790%   8.216830%       4.864152%
Incept.
Date:   12/1/93      12/1/93           9/29/88     6/2/87          11/1/93